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SMTP, Inc.

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October 28, 2013

Fellow Shareholders,

I am writing to introduce myself as the new Chief Executive Officer of SMTP, Inc. and to provide you with an update on our business.

SMTP has a strong history of both profitable growth and making regular quarterly dividend payments. I have been asked to lead the company on the next phase of its growth trajectory, and I began in my new role as CEO in August.

My own background includes 20 years of online retailing, operations and technology commercialization. My prior experience includes efforts ranging from launching new products and services with venture-backed companies to senior operating roles with mid-cap firms in the portfolio of American Industrial Partners. In particular, I was recently CEO of an online retailer, WoodPellets.com, which successfully grew nearly 400% for two consecutive years. As for my educational background, I am a graduate of MIT Sloan’s Leaders for Global Operations program, through which I received dual Masters Degrees in engineering and management, and early in my career I was fortunate to have the opportunity to participate in General Electric’s Edison Development Program.

Coming aboard, my first priority was to strengthen our core team. We will still leverage our highly capable core team, which has grown the firm profitably for over a decade. But we did see opportunities to add outside expertise in the areas of quantitative marketing and product development.

We are very pleased to have recently hired Yvonne Gaudette as our new Vice President of Marketing. She has a strong history of driving cost-effective customer acquisitions and brings a wealth of industry experience. We also recently hired Paul Parisi as Vice President of Innovation. Paul has a successful history of bridging the gap between customer needs and technical development, and will be instrumental in offering customers engaging new products and services.

Just prior to my arrival, SMTP engaged RedChip, an investor relations firm, to broaden awareness of our company. Their efforts to improve our visibility among investors and the recent flurry of activity at SMTP have created a significant increase in the trading volume for our stock over the last two months.

Our board of directors remains actively involved in the success of SMTP. I recently met with the directors and our chairman, Semyon Dukach. We are working together to craft a strategy for continued growth, and our intent is to carry forward the firm’s established practice of paying dividends. The board and certain majority shareholders also moved to expand the stock option pool to allow for the options that have been granted to each of the three new executives in the firm.

Additional information is available to you via the following public releases:

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SMTP Overview is a presentation made at the recent RedChip Virtual Conference, which includes information on our team and outlines the company’s strategy for continued growth.

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The RedChip Money Report is a public interview aired on FOX with RedChip’s David Gentry.

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The investor relations section of our website includes links to these and other recent releases.

We appreciate your ongoing support of SMTP, and we look forward to sharing word of our continued progress during this next phase of growth for our company.

Sincerely,

Jonathan Strimling
Chief Executive Officer

SMTP, Inc.  |  OTCQB: SMTP  |  www.smtp.com